Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

THE RMR GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(4)	Fee Rate	Amount of Registration Fee(5)
Equity	Class A common stock, par value $0.001 per share	457(h)	350,000(2)	$30.42	$10,647,000.00	0.0000927	$986.98
Total Offering Amounts					$10,647,000.00		$986.98
Total Fee Offsets							—
Net Fee Due							$986.98

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional shares of Class A Common Stock of The RMR Group Inc. (the “Registrant”) that may become issuable under The RMR Group Inc. Amended And Restated 2016 Omnibus Equity Plan (the “Plan”) by any reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents an additional 350,000 shares of Class A Common Stock of the Registrant issuable under the Plan. The Registrant previously filed a registration statement on Form S-8 (No. 333-210029) with respect to shares of Class A Common Stock issuable under the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, on the basis of the average of the high and low prices per share of the Class A Common Stock as reported on the Nasdaq Stock Market LLC on March 9, 2022.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0000927 and the proposed maximum aggregate offering price.

(5)	The Registrant does not have any fee offsets.